                                                                        EXHIBIT 99.1

Hawk Announces Government Inquiry

CLEVELAND, Ohio - December 22, 2006 - Hawk Corporation (AMEX:HWK) announced today that it has received an informal inquiry from the staff of the Securities and Exchange Commission requesting that Hawk voluntarily produce documents and information. The SEC staff is requesting information regarding Hawk’s preparations for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the SEC is seeking information regarding transactions in Hawk’s common stock on June 30, 2006 by a stockholder that is not affiliated with the Company and the impact of those transactions as to when Hawk would be required to comply with Section 404, as well as communications between Hawk and third parties regarding Section 404 compliance. Hawk has also been contacted by the U.S. Department of Justice in Cleveland, Ohio in connection with the Department’s related investigation. Hawk is voluntarily cooperating with the government’s requests for documents.

Under current SEC rules based on the closing price of Hawk’s common stock on June 30, 2006, Hawk does not have to comply with Section 404 until December 31, 2007.

The SEC and DOJ have not requested any information regarding Hawk’s accounting records or financial statements nor has any accounting or financial impropriety been alleged. Accordingly, Hawk has no reason to believe that the investigations will result in any restatement of Hawk’s financial statements for any period.

The Company

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools and trucks. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,800 employees at 17 manufacturing, research, sales and administrative sites in 5 countries.

Forward Looking Statements

This press release includes forward-looking statements regarding the SEC informal inquiry and the related investigation by the DOJ. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of Hawk, which could cause actual results to differ materially from such statements. Hawk cannot provide any assurance of the outcome of the SEC informal inquiry or the investigation by the DOJ. Any forward-looking statement speaks only as of the date on which such statement is made, and Hawk undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information

Ronald E. Weinberg, Chairman and CEO
(216) 861-3553

Hawk Corporation is online at: www.hawkcorp.com